Exhibit 99.1

For Immediate Release

COMPOSITE TECHNOLOGY’S CHAIRMAN ADDRESSES SHAREHOLDERS

Irvine, CA - October 19, 2006 - Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC) has today released the following letter from its Chairman and CEO, Benton H Wilcoxon, addressed to the CTC Shareholders. The full text is as follows:

Irvine, California, October 19, 2006

Dear Shareholders,

These are very exciting times at CTC and I want to share our progress with you.

This year has seen commercial breakthroughs in our ACCC conductors with repeat orders from a major US utility and an expansion into international markets where two manufacturers are now beginning production of ACCC conductors to service markets outside the US.

In addition, we have acquired a renewable energy wind turbine business with German technology that we believe will transform the economics of wind power generation. We believe that there is unprecedented demand for wind energy that will only increase over the next few years. Utilities and energy companies are moving to secure wind generation businesses.

Turning first to ACCC conductors:

Solid Fundamentals for ACCC Conductors:
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Intellectual Property - we have just received Notices of Allowance from the US Patent Office for two key US patents on our ACCC conductors which add to key patents previously granted for our connector hardware and other related patents. These patents deal directly with our novel ACCC core, and provide us with protection for not only our current versions but also numerous “equivalent” variations. This brings our total number of granted patents in the US to five, in addition to four patents based on our international filings. We are maintaining numerous additional international applications and preparing a new round of applications at this time. We believe that our consistent aggressive intellectual property strategy will continue to strengthen our commercial position worldwide.

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Quality Control program - as part of our commitment to meet the highest quality ACCC core manufacturing standards, we have participated in rigorous quality and manufacturing audits conducted by representatives of General Cable, the US conductor manufacturer that strands aluminum wire on our composite core for use in Canada and the US. We recently completed our pre-ISO audit, and we are now undergoing a full assessment for ISO9001:2000 certification that is expected prior to the year end. ISO Certification will assure our global clientele that we manufacture to the recognized international standards of excellence and reliability.

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Production team - we have a stable, talented and strong team that manufactures with consistence a high quality product with timely execution. The experienced team has brought our manufacturing efficiency to an all time high for CTC Cable.

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European conductor manufacturing - we have taken a significant step forward to unlocking the European market, a European manufacturer has successfully stranded aluminum wire on our ACCC core. They are now ready to produce for our customers in Europe and other locations

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Middle East conductor manufacturing and distribution -a major conductor manufacturer in the Middle East is also expected to produce their first ACCC conductor utilizing our core by the end of this month. They have already received several requests for quotations for ACCC conductors from their customer base in the Middle East, Africa, and India and expect to convert a number of these quotations to firm orders prior in due course.

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Chinese conductor manufacturing and distribution - we are in detailed contractual discussions with a conductor manufacturer in China that has been actively selling ACCC conductors. With the demand and increasing awareness of our ACCC conductors, we are diligently working to establish stranding operations in China.

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ACCC core production capacity - our facility in Irvine, California, has just expanded its capacity to produce 4,600 miles (7,400 kms) of ACCC core annually to meet the anticipated demand from quoted projects.

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Raw materials availability - the availability of raw materials is acceptable for near term projections, including carbon supplies. Nevertheless, we continue our efforts to qualify multiple suppliers for every key component and service.

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Hardware (connector) production - we continue to produce all of the internal components for our patented connector hardware from our Irvine facility. We are in the final stages of negotiating a supply agreement with a FCI Burndy for components and have secured alternate sources for components as required to meet customer needs.

Marketing of ACCC Conductors - Now a Proven Solution for Congested Grid Lines:
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Marketing of ACCC conductors - our conductors have now been accepted by an increasing number of electrical line designers. We are confident the industry is beginning to understand that our ACCC conductors represent the optimal overhead line solution for increasing electrical capacity, since there is no competing product on the market that can achieve the performance/price solution we offer.

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Market size - we estimate that the potential market for our conductors is over $20 billion worldwide with approximately 10% of that in the US. Current installations are providing actual demonstration of the advantages of using our conductors to increase capacity, including the initial savings in capital cost, since ACCC conductors often allow the use of existing towers or in new installations require fewer towers to achieve the same power capacity goals.

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Sales engineering team - we emphasize the technical and economic content of our sales approach so that customers and specifying agencies understand the Value Proposition offered by ACCC conductors. Additional personnel have been recruited and are being educated with a complete technical understanding of the value proposition and related product knowledge.

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PLATtm software - to support the international quotation of business, we plan to upgrade our PLAT sales tool (‘Power Line Analysis Tool’) that has been instrumental in demonstrating the immediate value proposition of using ACCC conductors.

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Technical Conference presentations - as part of our continuing effort to raise the technical awareness of ACCC conductors, we have maintained a constant presence at technical symposiums around the world and plan for a full schedule of presentations and papers in the coming year.

•	Articles - we have been the topic of multiple articles in the U.S and internationally and anticipate increased coverage.

Sales of ACCC Conductors - Now Accepted by Major Power Companies:
US Sales activities:
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Most significantly, in the last two months we have received orders for the 2nd and 3rd ACCC conductor installations from American Electric Power (AEP). This is an important vote of confidence by AEP in our ACCC conductors.

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We have an increased demand for quotations through our sales and engineering team with open quotations for 264 miles (586 kms) representing approximately $8.4 million in conductor sales. We anticipate that most of these quotations will be converted into orders as purchasing utilities schedule outages and other logistics.

•	Additional prospects are currently under discussion with customers for projects totaling 1,615 miles (2,600 kms) worth approximately $42.6 million.

International Sales activities:
•	We currently have open quotations for international ACCC deliveries of a total of 4,331 miles (6,969 kms) representing approximately $65.7 million in conductor sales.
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China - has been our strongest single market with over 100 kilometers installed and another 100 kilometers being produced at this time. We are in discussions with one customer alone that requires 5,593 miles (9,000 kms).of ACCC conductors in their province over a 5 year period.

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Europe - demonstration lines and various tests continue in France and efforts have been expanded into the U.K., with a first installation anticipated next month a part of the process for National Grid type certification.

•	Other international markets - we are pursuing a number of international markets for ACCC conductors including Mexico, Brazil, India, Korea, Australia, New Zealand, Morocco and the Middle East.
•	We are actively seeking conductor manufacturers capable of producing and distributing ACCC conductors worldwide.

We believe our ACCC conductor product is positioned to set a “new industry standard”. Its ability to maximize power carried and to reduce losses over existing lines being essential to grid improvement.

The EU Energy Acquisition - our entry into the renewable energy sector:
In addition to progress in ACCC conductors, over the past few months, we have been consolidating our acquisition - transitioning from a single product company to a multi-product company with production both in Germany and the US. We have integrated the management of the businesses and refocused our strategies.

There is a great deal to be gained from synergy between the two products, one setting a new standard for economically viable and environmentally conscious wind-based power generation and the other for power transmission. This has been confirmed by wind farm developers approaching CTC interested in the advantages of our ACCC conductors for transmission lines to link to the grid system as well as an alternative to allow expansion of the existing line capacity to accept additional renewable power.

The company is organizing the production of EU Energy’s new model DeWind 8.2 for the North American Market, followed by the D8.1 for 50Hz markets internationally. Production of these turbines means assembly from pre-sourced components and can be carried out at any appropriate manufacturing facility. Marvin Sepe, who has significant experience in organizing such production and who has more recently completed the overhaul of ACCC core production, has been put in charge of this task.

Turbines are usually sold commencing with the signature of a framework agreement that sets out the reservation of the turbines required and fixes certain deposits necessary to secure and initiate the order, the form and timing for delivery confirmation and other essentials. We have concluded a number of such agreements and are expecting deposits on orders to be delivered in the last calendar quarter of 2007 and hold fees for deliveries in 2008. Typical pricing for wind turbines can be estimated at approximately $1.2 million per megawatt.

Solid Fundamentals of DeWind Turbines:
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Proven Turbines - designed by our excellent German engineering team in Lübeck, Germany, the 1.25 megawatt DeWind D6 has been in service for 5 years and the 2 megawatt DeWind D8 turbine for 3 years with 151 installations, mostly in Germany and Austria.

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Reliability - our German insurers have stated that there have been no gearbox claims in 5 years for either of the currently manufactured 2 megawatt D-8 or the 1.25 megawatt D-6 turbines. This puts our two currently manufactured turbine models at the top of the reliability ratings.

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High availability rating - our turbines are rated at 97% availability, meaning that, with wind at operating levels, the turbine is functional 97% of the time; this is higher than most competing models.

•	Noise level - our turbines are quieter when compared to other turbines of similar capacity, measured at similar conditions.
•	Performance - our turbines have the highest performance compared to competing models of similar capacity in the same Wind Class environment.
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Service and maintenance - DeWind turbines are continuously monitored in a remote control center manned by our service company, E Energy Service GmbH. Thus conditions are monitored in real time and the turbine can be started, stopped, and diagnosed from this monitoring center.

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Excellent Design and Engineering Team in Germany - DeWind has been operating since 1995. Its design and engineering team is now developing the next DeWind turbine models as well as those for 60Hz frequency operation, such as those used in the US and Canada.

The Latest DeWind Models D8.2 and D8.1 Turbine Prototypes In Final Testing
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The DeWind 2 megawatt D8.2 model in 60Hz for the US and Canadian market and its sister model the D8.1 in 50 Hz for European and Worldwide markets are now being assembled in Germany. The completed turbines will soon be placed on a major test bed in Germany, allowing them to be run at various speeds and torques to simulate actual wind conditions.

•	The site at Cruxhaven in Germany is being prepared so that the first D8.1 turbine can be erected for final tests and certification by an internationally accepted German organization.
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These latest models use the WinDrive, a hydro-dynamic torque converter that enables the use of a constant speed standard synchronous generator. This feeds AC power at a fixed frequency to the grid without the use of power conversion electronics. The WinDrive is made by Voith AG, a major privately held German company, exclusively for our turbines up to 2.6 megawatts. The WinDrive is directly based on their 55 years of experience producing a highly reliable hydro-dynamic torque converter for very large boiler feeds and gas compressors. The combination of their Mean Time Between Failure (‘MTBF’) of greater than thirty years and the proven reliability of our D-8 turbine, together with the absence of power electronics should render a reliability factor second to none.

•	Initial production is slated to begin at a facility in Germany in 2007, with US production being organized to start at about the same time.
•	Production of these latest models will be ramped up as the number of WinDrives produced by Voith AG is increased.
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We have signed framework agreements from several wind farm developers for over 1,700 megawatts for delivery over six years. Certain of these framework agreements call for Turbine Reservation Agreements to be signed immediately with deposits for those turbines that are to be scheduled for delivery in the 4th quarter of 2007 and beyond. There are additional Turbine Reservation Agreements with hold-fees required for the 2008 scheduled deliveries.

•	We are in discussion with various insurance companies to provide extended warranty coverage beyond the industry standard 2-year turbine warranty.

Recent Developments:
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E Energy Service GmbH is the new name of our service and maintenance company that is now owned 50% by Enertrag AG, one of Germany’s most successful wind farm developers and owner-operators. E Energy Service now has approximately 900 turbines of all makes under service contracts, which makes it one of the largest independent wind service companies in Europe. It is now jointly managed by the two former heads of our service company and Enertrag’s service company. We project that the new service company will benefit from cost savings and more effective and efficient service teams. The match brings us the benefit of the experience of an excellent wind farm owner-operator which has personnel experienced in all makes of turbines as well as all aspects of new site development, turbine selection, construction, installation, commissioning, and operating for wind farms.

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We are actively involved in discussions with a major international ISO certified manufacturing company in the US as the first phase towards developing a contract production agreement to assemble our turbines in the US. When finalized, we intend to have our D8.2 and a 60Hz version of the D6 produced under this agreement starting in 2007.

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We have recently entered into a license agreement with GE that will allow us to produce and sell our D6 model in countries, such as the US, where GE enjoys patent protection on certain power electronics. This license agreement also allows us to produce and sell our standard D8 model in its 50Hz version in any country where GE has a patent position on certain power electronics.

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We are completing a Joint Venture (‘JV’) in India with a major Indian engineering company. This JV has commenced plans for assembly of our D6 turbine in India for sale to the large internal market and certain other countries and begun sourcing parts in India, Indonesia and worldwide. Under the proposed terms, CTC has retained the right to sell turbines produced by this Joint Venture for certain markets in the world including Europe, Eastern Europe, and South America. We expect to derive licensing revenues as well as JV profit from these operations.

•	We are in negotiations for a Joint Venture in China to manufacture blades for our turbines.
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We have received a letter of commitment from a wind farm developer to purchase 400 megawatts of D6 turbines for delivery in the US. We anticipate final agreements will be signed and initial payments made in the first quarter of 2007.

License Agreements for DeWind D6 and D8 in China Have Started First Phases:
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We have signed license agreements with 4 manufacturers in China to produce the existing 50Hz models of the D6 or the D8 for sale to the Chinese market. Down payments on the license fees have been received and the first phase of documentation has been sent to certain licensees, which have already sent teams for initial training and ordered both sample assembled turbines, un-assembled turbines, and an inventory of parts to manufacture several turbines. Shipments have been made and payments have been received. The market for wind turbines in China is large enough that it will be a challenge to produce enough to satisfy the demand for renewable power.

Corporate Issues:
There have been a number of important changes to our management. Let me take this opportunity to welcome Michael Porter (formerly Chairman and CEO of EU Energy plc), as the President of CTC with the responsibility for group operations. Our Vice President Production, Marvin Sepe, will now manage production of wind turbines as well as ACCC core. We welcome on our management team Andrew Lockhart as Vice President, Marketing, Stephen Bircher as Vice President, Business Development, and Victor Lilly as Chief Technology Officer. We are additionally seeking certain key management professionals, including a Chief Financial Officer as well as two independent members for our Board of Directors who will bring industry knowledge and contacts, as well as experienced guidance for our rapidly growing company.

We have recently paid back certain short term debt, leaving us with approximately $6 million in 6% convertible debenture debt. As of today’s date, our outstanding shares of common stock total 178,335,325, with potential further dilution as follows: the convertible debentures which, if, converted would result in the issuance of 3,887,259 additional shares; 11,448,393 in outstanding warrants convertible into an equivalent number of shares; and 15,851,313 non qualified stock options outstanding to directors, employees and consultants.

As part of the acquisition of EU Energy, CTC agreed to register certain shares of CTC common stock issued to former EU Energy shareholders. The filing of this registration statement was delayed as a result of various financing activities which precluded us from filing a registration under applicable securities regulations.

The officers and directors of CTC continue to have great confidence in the strength of our business. We maintain that no solution has been proposed that provides a better increase of capacity on grid lines as viably as the ACCC solution; and renewable wind energy is a socially responsible necessity due to rising energy costs and global warming. We believe the timing for market acceptance for our products is excellent and the products themselves are exceptional.

We are mindful that the diligent execution of our plan and careful cash management are paramount to success. Our plan requires us to expand our production capacity to meet committed orders. We may need additional financing to meet the needs of working capital for the required purchases of materials to manufacture our products.

Additionally, we are working towards the goal of moving our present public listing to a national exchange.

I am convinced that recent developments have added significant value to CTC by expansion into renewable energy. I hope this letter has conveyed to you, our shareholders, some of the excitement and potential of our company. We sincerely appreciate your continued support.

Sincerely,

By:	/s/ Benton H Wilcoxon
Benton H Wilcoxon Chairman and CEO

About CTC:
Composite Technology Corporation, based in Irvine, California, USA develops, manufactures and sells high performance electrical transmission and renewable energy generation products through its subsidiaries:
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CTC Cable Corporation produces composite rod for use in its proprietary ACCC aluminum conductor composite core. ACCC conductors virtually eliminate the sag in power lines caused by high current and high line temperatures. ACCC conductors also reduce electricity line losses, and have demonstrated significant savings in capital and operating expenses when substituted for other conductors. ACCC conductors enable grid operators to eliminate blackouts and brownouts, providing a ‘reserve electrical capacity’ by operating at higher temperatures. ACCC conductors are an innovative solution for reconductoring power lines, constructing new lines and crossing large spans. ACCC composite rod is delivered to qualified conductor manufacturers worldwide for local ACCC conductor production and resale into local markets.

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EU Energy Inc., and EU Energy Ltd., produce, sell, and license the DeWind series of wind energy turbines including the 50Hz D6 rated at 1.25 megawatts (MW) and the 50Hz D8 rated at 2MW, both noted for their reliability. In 2007, the first new 2MW D8.2 are planned to be delivered to North American customers from assembly operations in Germany and the US. The D8.2 utilizes the advanced WinDrive® hydrodynamic torque converter developed by Voith AG with a synchronous AC generator that is able to connect directly to the grid without the use of power conversion electronics. The DeWind D8.2 will be available in both a 60Hz and 50Hz version.

For further information visit our websites: www.compositetechcorp.com& www.eunrg.com
For Investor Relations Contact: James Carswell, +1-949-428-8500

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, the ability of the company to convert quotations and framework agreements into firm orders, general economic conditions, the availability of funds for capital expenditure by customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, successful integration of the EU Energy acquisition, ability to produce the turbines and acquire its components, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2005 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K and including those pertaining to EU Energy that will be included with or prior to the filing of the Company’s next Quarterly or Annual Report.